NAME OF REGISTRANT

Franklin Templeton International Trust
File No. 811-06336

EXHIBIT ITEM No. 77D (g): Policies with respect to security investments

October 30, 2013 supplement to the Registrant's prospectus:

From 099 P-1 04/14

SUPPLEMENT DATED APRIL 1, 2014
TO THE PROSPECTUS DATED OCTOBER 1, 2013
OF
FRANKLIN TEMPLETON GLOBAL ALLOCATION FUND

(Franklin Templeton International Trust)

The Prospectus is amended as follows:
I. The third paragraph in the "Fund Summary - Principal Investment Strategies" section beginning on page 4 is replaced with the following:

The Fund is structured as a multi-manager fund, with the investment manager responsible for monitoring the Fund's overall investment performance, managing the Fund's allocation to commodities, managing the Fund's tactical asset allocation, and re-balancing the Fund's portfolio to maintain the baseline allocation to various asset classes and investment strategies. The baseline allocation also may change from time to time, at the discretion of the investment manager.

IV. The twelfth paragraph in the "Fund Details - Principal Investment Policies and Practices" section beginning on page 15 is replaced with the following:

Currently, the Fund's investment manager utilizes ETNs to obtain exposure to commodities. The ETNs used by the investment manager are senior, unsecured unsubordinated debt securities that trade on U.S.
and foreign stock exchanges at market price. In addition, investors can receive a cash payment at the ETNs' scheduled maturity or through early redemption. The ETNs are backed by the credit of the issuer and their return is linked to the performance of an index intended to reflect the returns that are potentially available through an investment in futures contracts on the physical commodities comprising the index, plus a specified rate of interest. No periodic interest payments are made on the ETNs and there is no principal protection. The ETNs are designed to provide investors, such as the Fund, with a cost-effective investment in broad-based commodities, as measured by the index. The Fund may from time to time hold the ETNs and other commodity-linked instruments, such as commodity-linked exchange-traded funds (ETFs), in a Cayman Islands-based company that is wholly owned by the Fund (the "Subsidiary"). Investing through the Subsidiary is principally intended to allow the Fund to gain exposure to such commodity-linked instruments within the federal income tax requirements that apply to the Fund.

V.  The first paragraph under "Fund Details - Principal Risks -
Regulation under the Commodity Exchange Act" section on page 31 is replaced with the following:

Regulation under the Commodity Exchange Act

The investment manager is registered as a "commodity pool operator"
(CPO) under the Commodity Exchange Act (CEA) and the rules of the CFTC and is subject to CFTC regulation with respect to the Fund. The CFTC has adopted rules regarding the disclosure, reporting and recordkeeping requirements that will apply with respect to the Fund as a result of the investment manager's registration as a CPO. Generally, these rules allow for substituted compliance with CFTC disclosure and shareholder reporting requirements, based on the investment manager's compliance with comparable SEC requirements. This means that for most of the CFTC's disclosure and shareholder reporting applicable to the investment manager as the Fund's CPO, the investment manager's compliance with SEC disclosure and shareholder reporting will be deemed to fulfill the investment manager's CFTC compliance obligations. However, as a result of CFTC regulation with respect to the Fund, the Fund may incur additional compliance and other expenses. The investment manager is also registered as a "commodity trading adviser" (CTA), but relies on an exemption with respect to the Fund from CTA regulations available for a CTA that also serves as the Fund's CPO. The CFTC has neither reviewed nor approved the Fund, its investment strategies or this prospectus.

Please keep this supplement with your prospectus for future reference.